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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                -----------------


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 28, 2003


                                -----------------


                               THE SHAW GROUP INC.

             (Exact name of registrant as specified in its charter)



       LOUISIANA                     1-12227                   72-1106167
(State of Incorporation)      (Commission File Number)      (I.R.S. Employer
                                                         Identification Number)


           4171 ESSEN LANE
        BATON ROUGE, LOUISIANA                                   70809
(Address of principal executive offices)                      (Zip Code)


       Registrant's telephone number, including area code: (225) 932-2500

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)

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ITEM 9.           REGULATION FD DISCLOSURE

A. INTRODUCTION

On March 12, 2003, The Shaw Group Inc. (the "Company") issued a press release announcing that it had priced its private placement of $253,029,000 principal amount at maturity of senior notes due 2010 (the "Notes") with a coupon of 10 3/4%. The Notes were priced at 98.803% of their principal amount to yield 11% to maturity. The Company intends to use the net proceeds of the private placement of the Notes to purchase for cash up to $384.6 million in aggregate principal amount at maturity of its outstanding 20-year, zero coupon, unsecured, convertible debt Liquid Yield Option(TM) Notes (the "LYONs") by means of a tender offer using a modified Dutch auction procedure.

 The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the Notes. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The information contained in this Current Report on Form 8-K is also not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities, with respect to any LYONs. The offer to purchase LYONs may only be made pursuant to the terms of the Company's Offer to Purchase and the accompanying Letter of Transmittal.

B.  LIMITATION ON INCORPORATION BY REFERENCE

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 9 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

C. INFORMATION CONTAINED IN THE OFFERING CIRCULAR

The following sets forth certain supplemental information contained in the offering circular dated March 12, 2003 relating to the private placement of the Notes (the "Offering Circular"). Except as otherwise indicated in the supplemental information set forth below, or as the context may otherwise require, (i) the words "we," "our," "us" and "Shaw" refer to the Company and its subsidiaries, including the operations of businesses we acquired prior to the date of acquisition, (ii) "Notes" refer to the senior notes due 2010 of the Company that are the subject of the Offering Circular, (iii) "IT Group" refers to The IT Group, Inc., whose business and assets we purchased in the third quarter of fiscal 2002, (iv) "Stone & Webster" refers to Stone and Webster, Inc., whose business and assets we purchased on July 14, 2000, (v) "Existing Credit Facility" refers to our senior secured credit facility under a credit agreement dated July 14, 2000, as amended and restated as of the date hereof,
(vi) "Amended Credit Facility" refers to our Existing Credit Facility as proposed to be amended and restated concurrently with the closing of the private placement of the Notes, (vii) "Tender Offer" refers to our offer to purchase, for cash, a portion of our outstanding 20-year, zero-coupon, unsecured, convertible debt Liquid Yield Option(TM) Notes (the "LYONs") by means of a tender offer using a modified Dutch auction procedure commenced on February 26, 2003, (viii) pro forma financial data and information presented below give effect to the IT Group acquisition, the Amended Credit Facility, the private placement of the Notes and the anticipated use of proceeds of the private placement of the Notes to repurchase LYONs in the Tender Offer and (ix) references to our fiscal years refer to the twelve month period ended August 31 of such years (for example, our fiscal 2002 is fiscal year ended August 31, 2002).

     1. UNAUDITED PRO FORMA FINANCIAL INFORMATION

     In connection with the private placement of the Notes, we prepared unaudited pro forma financial statements for the year ended August 31, 2002, the three months ended November 31, 2002 and 2001 and the twelve months ended November 31, 2002, in each case to give pro forma effect for the acquisition of substantially all of the assets and operations of IT Group, the private placement of the Notes and the completion of the Tender Offer. We also prepared other pro forma financial information as of and for the twelve months ended November 30, 2002 on the same basis and certain historical financial information for the twelve months ended November 30, 2002. The following is a summary of this pro forma and historical financial information that is included in the Offering Circular.

     The following Unaudited Pro Forma Condensed Consolidated Financial Statements and Other Historical and Pro Forma Financial Information are based on
(1) our historical financial statements which are included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2002, (2) the historical financial statements of IT Group included as an exhibit to our Current Report on Form 8-K filed with the SEC on May 16, 2002, as amended by our Current Report on Form 8-K/A filed with the SEC on July 12, 2002, and (3) other historical financial statements of IT Group that we prepared based on unaudited financial information of IT Group made available to us in connection with the IT Group acquisition. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended August 31, 2002, the three months ended November 30, 2002 and 2001 and the twelve months ended November 30, 2002 and the other pro forma financial information included under "C. 2. Other Historical and Pro Forma Information" below give pro forma effect to (i) the IT Group acquisition (except for the three months ended November 30, 2002, as the results of operations of IT Group are included in our historical financial statements for this period which are included in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2002), (ii) the private placement of the Notes and (iii) the repurchase of LYONs in the Tender Offer with the proceeds of the private placement of the Notes, assuming the valid tender of sufficient LYONs at $650.00 per $1,000 principal amount at maturity, as if each such transaction had occurred on September 1, 2001. The unaudited as adjusted balance sheet information as of November 30, 2002 set forth below under "C. 2. Other Historical and Pro Forma Financial Information" gives effect to the issuance of the Notes in the private placement and the anticipated use of the net proceeds from the private placement of the Notes, assuming the valid tender in the Tender Offer of a sufficient number of LYONs at $650.00 per $1,000 principal amount at maturity, and also gives effect to our use of $8.9 million of cash available to us prior to the completion of the private placement to repurchase LYONs at the assumed purchase price and the use of $3.5 million to pay certain fees and expenses in connection with the Tender Offer. There can be no assurance that holders of LYONs will tender any LYONs in the Tender Offer or that we will complete the Tender Offer. In the event that the Tender Offer is not consummated, the decrease in net income resulting from the additional interest expense is presented in footnote (5) to the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Statement of Operations for the twelve months ended November 30, 2002 is derived by adding the historical data for the fiscal year ended August 31, 2002 to the pro forma financial data for the three months ended November 30, 2002 and subtracting the pro forma financial data for the three months ended November 30, 2001. The pro forma impact of the private placement of the Notes and application of the proceeds of the private placement of the Notes is shown below under "C. 3. Capitalization."

     The Unaudited Pro Forma Condensed Consolidated Financial Statements and the other pro forma financial information included under "C. 2. Other Historical and Pro Forma Financial Information" below are presented for illustrative purposes only and do not purport to represent what the results of operations actually would have been if the IT Group acquisition, the private placement of the Notes and the repurchase of LYONs in the Tender Offer in fact had occurred on September 1, 2001, nor do they purport to project the results of operations for any future period. All pro forma adjustments are described more fully in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements and the other pro forma financial information included under "C. 2. Other Historical and Pro Forma Financial Information" below, as the case may be. All pro forma adjustments are based upon preliminary estimates and certain assumptions that we believe are reasonable, and we believe all adjustments have been made that are necessary to present fairly the pro forma data. Accounting policies used in the preparation of these statements and information are those disclosed in our historical financial statements included in our Annual Report on Form 10-K for the fiscal quarter ended August 31, 2002 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2002.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements and the Other Historical and Pro Forma Financial Information should be read in connection with the other information in this Current Report on Form 8-K, including the information set forth below under "C. 3. Capitalization," and our financial statements and other information contained in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2002, and the historical financial statements of IT Group included in our Current Report on Form 8-K filed with the SEC on May 16, 2002, as amended by our Current Report on Form 8-K/A filed on July 12, 2002.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                           YEAR ENDED AUGUST 31, 2002

                        HISTORICAL   HISTORICAL     ACQUISITION     ACQUISITION      OFFERING       TENDER OFFER
                           SHAW      IT GROUP(1)   ADJUSTMENTS(2)    SUBTOTAL     ADJUSTMENTS(3)   ADJUSTMENTS(4)   PRO FORMA(5)
                        ----------   -----------   --------------   -----------   --------------   --------------   ------------
                                                                     (IN THOUSANDS)
Revenues..............  $3,170,696    $ 624,010      $ (15,258)A    $3,779,448       $     --         $    --        $3,779,448
Cost of revenues......   2,843,070      787,263        (36,736)B     3,593,597             --              --         3,593,597
                        ----------    ---------      ---------      ----------       --------         -------        ----------
Gross profit (loss)...     327,626     (163,253)        21,478         185,851             --              --           185,851
Selling, general and
  administrative
  expenses............     161,248       81,214             --         242,462             --              --           242,462
Goodwill
  amortization........          --        6,988         (6,988)C            --             --              --                --
Special charges.......          --       15,392             --          15,392             --              --            15,392
Loss on impairment of
  assets..............          --      529,428       (528,778)D           650             --              --               650
                        ----------    ---------      ---------      ----------       --------         -------        ----------
Operating income
  (loss)..............     166,378     (796,275)       557,244         (72,653)            --              --           (72,653)
Interest expense......     (23,028)     (32,474)        31,723 E       (23,779)       (28,768)H         8,043 I         (44,504)
Interest income.......      11,518           --           (596)F        10,922             --              --            10,922
Other income, net.....      (3,856)          --             --          (3,856)            --              --            (3,856)
                        ----------    ---------      ---------      ----------       --------         -------        ----------
                           (15,366)     (32,474)        31,127         (16,713)       (28,768)          8,043           (37,438)
                        ----------    ---------      ---------      ----------       --------         -------        ----------
Income (loss) before
  income taxes........     151,012     (828,749)       588,371         (89,366)       (28,768)          8,043          (110,091)
Provision (benefit)
  for income taxes....      54,348      140,232       (224,235)G       (29,655)       (10,356)G         2,895 G         (37,116)
                        ----------    ---------      ---------      ----------       --------         -------        ----------
Income (loss) from
  continuing
  operations before
  earnings from
  unconsolidated
  entities............      96,664     (968,981)       812,606         (59,711)       (18,412)          5,148           (72,975)
Earnings from
  unconsolidated
  entities............       1,703           --             --           1,703             --              --             1,703
                        ----------    ---------      ---------      ----------       --------         -------        ----------
Income (loss) from
  continuing
  operations..........      98,367     (968,981)       812,606         (58,008)       (18,412)          5,148           (71,272)
Discontinued
  operations..........          --      (17,200)            --         (17,200)            --              --           (17,200)
                        ----------    ---------      ---------      ----------       --------         -------        ----------
Net income (loss).....  $   98,367    $(986,181)     $ 812,606      $  (75,208)      $(18,412)        $ 5,148        $  (88,472)
                        ==========    =========      =========      ==========       ========         =======        ==========

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      THREE MONTHS ENDED NOVEMBER 30, 2002

                                           HISTORICAL      OFFERING       TENDER OFFER
                                              SHAW      ADJUSTMENTS(3)   ADJUSTMENTS(4)   PRO FORMA(5)
                                           ----------   --------------   --------------   ------------
                                                                 (IN THOUSANDS)
Revenues.................................   $996,906       $    --           $   --         $996,906
Cost of revenues.........................    914,480            --               --          914,480
                                            --------       -------           ------         --------
Gross profit.............................     82,426            --               --           82,426
Selling, general and administrative
  expenses...............................     49,892            --               --           49,892
                                            --------       -------           ------         --------
Operating income.........................     32,534            --               --           32,534
Interest expense.........................     (5,774)       (7,192)H          2,011I         (10,955)
Interest income..........................      1,539            --               --            1,539
Other income, net........................        (99)           --               --              (99)
                                            --------       -------           ------         --------
                                              (4,334)       (7,192)           2,011           (9,515)
                                            --------       -------           ------         --------
Income (loss) before income taxes........     28,200        (7,192)           2,011           23,019
Provision (benefit) for income taxes.....     10,152        (2,589)G            724G           8,287
                                            --------       -------           ------         --------
Income (loss) from continuing operations
  before losses from unconsolidated
  entities...............................     18,048        (4,603)           1,287           14,732
Losses from unconsolidated entities......     (1,595)           --               --           (1,595)
                                            --------       -------           ------         --------
Net income (loss)........................   $ 16,453       $(4,603)          $1,287         $ 13,137
                                            ========       =======           ======         ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      THREE MONTHS ENDED NOVEMBER 30, 2001

                         HISTORICAL   HISTORICAL     ACQUISITION     ACQUISITION      OFFERING       TENDER OFFER
                            SHAW      IT GROUP(1)   ADJUSTMENTS(2)    SUBTOTAL     ADJUSTMENTS(3)   ADJUSTMENTS(4)   PRO FORMA(5)
                         ----------   -----------   --------------   -----------   --------------   --------------   ------------
                                                                      (IN THOUSANDS)
Revenues...............   $453,609     $376,890        $(17,764)A     $812,735        $    --          $    --         $812,735
Cost of revenues.......    390,899      334,507         (18,923)B      706,483             --               --          706,483
                          --------     --------        --------       --------        -------          -------         --------
Gross profit...........     62,710       42,383           1,159        106,252             --               --          106,252
Selling, general and
  administrative
  expenses.............     30,908       17,806              --         48,714             --               --           48,714
Goodwill
  amortization.........         --        5,265          (5,265)C           --             --               --               --
                          --------     --------        --------       --------        -------          -------         --------
Operating income.......     31,802       19,312           6,424         57,538             --               --           57,538
Interest expense.......     (5,805)     (17,627)         17,382 E       (6,050)        (7,192)H          2,011I         (11,231)
Interest income........      3,022           --            (224)F        2,798             --               --            2,798
Other income, net......        367           --              --            367             --               --              367
                          --------     --------        --------       --------        -------          -------         --------
                            (2,416)     (17,627)         17,158         (2,885)        (7,192)           2,011           (8,066)
                          --------     --------        --------       --------        -------          -------         --------
Income (loss) before
  income taxes.........     29,386        1,685          23,582         54,653         (7,192)           2,011           49,472
Provision (benefit) for
  income taxes.........     10,585          648           8,442G        19,675         (2,589)G            724G          17,810
                          --------     --------        --------       --------        -------          -------         --------
Income (loss) before
  earnings from
  unconsolidated
  entities.............     18,801        1,037          15,140         34,978         (4,603)           1,287           31,662
Earnings from
  unconsolidated
  entities.............        151           --              --            151             --               --              151
                          --------     --------        --------       --------        -------          -------         --------
Net income (loss)......   $ 18,952     $  1,037        $ 15,140       $ 35,129        $(4,603)         $ 1,287         $ 31,813
                          ========     ========        ========       ========        =======          =======         ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     TWELVE MONTHS ENDED NOVEMBER 30, 2002

                           HISTORICAL   HISTORICAL     ACQUISITION     ACQUISITION      OFFERING       TENDER OFFER
                              SHAW      IT GROUP(1)   ADJUSTMENTS(2)    SUBTOTAL     ADJUSTMENTS(3)   ADJUSTMENTS(4)   PRO FORMA(5)
                           ----------   -----------   --------------   -----------   --------------   --------------   -------------
                                                                        (IN THOUSANDS)
Revenues.................  $3,713,993    $ 247,120      $   2,336A     $3,963,449       $     --         $    --        $3,963,449
Cost of revenues.........   3,366,651      452,756        (18,007)B     3,801,400             --              --         3,801,400
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Gross profit.............     347,342     (205,636)        20,343         162,049             --              --           162,049
Selling, general and
  administrative
  expenses...............     180,232       63,408             --         243,640             --              --           243,640
Goodwill amortization....          --        1,723         (1,723)C            --             --              --                --
Special charges..........          --       15,392             --          15,392             --              --            15,392
Loss on impairment of
  assets.................          --      529,428       (528,778)D           650             --              --               650
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Operating income
  (loss).................     167,110     (815,587)       550,844         (97,633)            --              --           (97,633)
Interest expense.........     (22,997)     (14,847)        14,217 E       (23,627)       (28,768)H         8,043I          (44,352)
Interest income..........      10,035           --           (373)F         9,662             --              --             9,662
Other expense, net.......      (4,322)          --             --          (4,322)            --              --            (4,322)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
                              (17,284)     (14,847)        13,844         (18,287)       (28,768)          8,043           (39,012)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Income (loss) before
  income taxes...........     149,826     (830,434)       564,688        (115,920)       (28,768)          8,043          (136,645)
Provision (benefit) for
  income taxes...........      53,915      139,584       (235,230)G       (41,731)       (10,356)G         2,895G          (49,192)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Income (loss) from
  continuing operations
  before losses from
  unconsolidated
  entities...............      95,911     (970,018)       799,918         (74,189)       (18,412)          5,148           (87,453)
Losses from
  unconsolidated
  entities...............         (43)          --             --             (43)            --              --               (43)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Income (loss) from
  continuing
  operations.............      95,868     (970,018)       799,918         (74,232)       (18,412)          5,148           (87,496)
Discontinued
  operations.............          --      (17,200)            --         (17,200)            --              --           (17,200)
                           ----------    ---------      ---------      ----------       --------         -------        ----------
Net income (loss)........  $   95,868    $(987,218)     $ 799,918      $  (91,432)      $(18,412)        $ 5,148        $ (104,696)
                           ==========    =========      =========      ==========       ========         =======        ==========

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

     (1) Historical IT Group information presented in the Pro Forma Consolidated Statement of Operations for the year ended August 31, 2002 relates to the eight month period from September 1, 2001 to May 3, 2002 (the date of the IT Group acquisition). Historical IT Group information presented in the Pro Forma Consolidated Statement of Operations for the three months ended November 30, 2001 relates to the three month period from September 1, 2001 to November 30, 2001. Historical IT Group information presented in the Pro Forma Consolidated Statement of Operations for the twelve months ended November 30, 2002 relates to the five month period from December 1, 2001 to May 3, 2002 (the date of the IT Group acquisition).

     Included in IT Group's historical results of operations presented in the Pro Forma Consolidated Statements of Operations for the year ended August 31, 2002 and the twelve months ended November 30, 2002 are charges of approximately $277.6 million generally relating to the following items resulting from changes in estimates caused by vendor issues, liquidity issues and ultimately IT Group's filing for bankruptcy protection on January 16, 2002 (in thousands):

  Reduction of accounts receivable..........................  $203,000(a)
  Employee accruals, write off of assets and other
     charges................................................    34,200(b)
  Legal, consulting and insurance expenses..................    14,500(c)
  Write off of notes receivable.............................     5,000(d)
  Facilities accrual........................................    10,200(e)
  Employee utilization......................................     6,000(f)
  Redundant corporate expenses..............................     4,650(g)
                                                              --------
          Total charges.....................................  $277,550
                                                              ========

---------------
      (a) Reduction of accounts receivable. Represents a reduction of accounts receivable of IT Group to estimated net realizable value, including $35.0 million relating to estimated claims recovery. The factors described above led to IT Group's inability to complete contracts and were factors in recording the charge.

      (b) Employee accruals, write off of assets and other charges. Represents $2.5 million of various employee accruals of IT Group primarily related to costs of deferred compensation plans for former executive officers, $25.2 million of assets of IT Group written off (including costs associated with system upgrades, inventory, property rejected in bankruptcy and equipment no longer in use or impaired) and $6.5 million of other charges primarily related to litigation.

      (c) Legal, consulting and insurance expenses. Represents fees incurred by IT Group for legal and consulting services relating to IT Group's bankruptcy proceedings, as well as tail insurance premiums.

      (d) Write off of notes receivable. Represents write off of notes receivable from employees of IT Group.

      (e) Facilities accrual. Represents lease commitments and the associated payment obligations due after 2001 related to abandoned office space.

      (f) Employee utilization. Represents charges related to excess personnel costs caused by abnormally low utilization. The low employee utilization resulted from a substantial reduction in project activity caused by IT Group's bankruptcy proceedings.

      (g) Redundant corporate expenses. Represents costs associated with maintaining a separate board of directors for IT Group and certain corporate departments for IT Group such as communications, government affairs and treasury which were eliminated after the acquisition.

      The elimination of these charges would not qualify as a pro forma adjustment under Regulation S-X under the Securities Act. Accordingly, no pro forma adjustments have been made to exclude these

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)


      charges in the Pro Forma Consolidated Statements of Operations set forth above under "C. 1. Unaudited Pro Forma Financial Information."

     (2) Gives effect to the following assumptions and adjustments relating to the IT Group acquisition, including the elimination of assets and liabilities not acquired by us. Immediately following notes (A)-(G) below is a tabular presentation summarizing the assumptions and adjustments described in each of notes (A)-(G) below for the periods presented:

          (A) To eliminate revenues associated with IT Group contracts in progress and not acquired by us. For the twelve months ended November 30, 2002, write offs of unbilled revenue on rejected contracts exceeded the revenue recognized; as a result, the adjustment increases revenue on a pro forma basis for this period.

          (B) To eliminate cost of revenues associated with IT Group contracts in progress and not acquired by us and to adjust depreciation expense to reflect the fair value purchase price adjustments of property, plant and equipment.

          (C) To reverse goodwill amortization on IT Group's books in accordance with the transition provisions of SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." Goodwill created on business combinations completed after June 30, 2001 should not be amortized; therefore, the goodwill associated with the IT Group acquisition is not amortized in the pro forma statements.

          (D) To reverse the impairment of goodwill recorded by IT Group in December 2001. This goodwill related to acquisitions consummated by IT Group and the impairment charge was caused by significant operating losses and liquidity constraints experienced by IT Group prior to its acquisition by us. Assuming our acquisition of IT Group occurred on September 1, 2001, this goodwill would not have been recorded; therefore, this impairment charge would not have been necessary.

          (E) To eliminate interest expense associated with IT Group debt not assumed by us.

          (F) To record reduction of interest income for funds of approximately $39.8 million used in the acquisition, assuming a rate of 2.25% per annum.

          (G) To adjust the income tax provision to reflect our effective tax rate of 36%.

             Summary of assumptions and adjustments:

                                                              THREE MONTHS   TWELVE MONTHS
                                                 YEAR ENDED      ENDED           ENDED
                                                 AUGUST 31,   NOVEMBER 30,   NOVEMBER 30,
                                                    2002          2001           2002
                                                 ----------   ------------   -------------
                                                              (IN THOUSANDS)
Revenues (note A):
  Contracts not acquired.......................  $ (15,258)     $(17,764)      $   2,336
Cost of revenues (note B):
  Contracts not acquired -- costs..............    (29,361)      (16,074)        (13,397)
  Depreciation expense -- IT Group.............     (9,465)       (3,633)         (5,916)
  Depreciation expense -- Shaw.................      2,090           784           1,306
                                                 ---------      --------       ---------
  Total........................................    (36,736)      (18,923)        (18,007)
Goodwill amortization (note C):
  Elimination -- SFAS 141 and 142..............     (6,988)       (5,265)         (1,723)
Impairment of goodwill (note D):
  Impairment charge -- December 2001...........   (528,778)           --        (528,778)


              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

                                                              THREE MONTHS   TWELVE MONTHS
                                                 YEAR ENDED      ENDED           ENDED
                                                 AUGUST 31,   NOVEMBER 30,   NOVEMBER 30,
                                                    2002          2001           2002
                                                 ----------   ------------   -------------
                                                              (IN THOUSANDS)
Interest expense (note E):
  Eliminate interest on unassumed debt of IT
     Group.....................................     31,723        17,382          14,217
Reduction of interest income (note F)..........       (596)         (224)           (373)
Effective tax rate (note G):
  Adjusted tax rate provision (benefit)........   (224,235)        8,442        (235,230)
                                                 ---------      --------       ---------
Net income.....................................  $ 812,606      $ 15,140       $ 799,918
                                                 =========      ========       =========

     (3) Assumes net proceeds of $241.1 million (after deducting estimated expenses and the initial purchasers' discounts) from the issuance of the Notes at the interest rate of 10 3/4% per annum, accretion of the original issue discount and the amortization of issuance costs with respect to the Notes as follows:

          (H) To record additional interest expense, including accretion of original issue discount, associated with the Notes. This interest expense is summarized as follows for each of the periods presented:

                                                 THREE MONTHS   THREE MONTHS   TWELVE MONTHS
                                    YEAR ENDED      ENDED          ENDED           ENDED
                                    AUGUST 31,   NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,
                                       2002          2002           2001           2002
                                    ----------   ------------   ------------   -------------
                                                       (IN THOUSANDS)
Interest on Notes.................   $27,500        $6,875         $6,875         $27,500
Amortization of issuance costs....     1,268           317            317           1,268
                                     -------        ------         ------         -------
  Total...........................   $28,768        $7,192         $7,192         $28,768
                                     =======        ======         ======         =======

     (4) Assumes the valid tender by holders of LYONs in the Tender Offer, and acceptance and repurchase by us, of approximately $384.6 million in aggregate principal amount at maturity of LYONs at a purchase price of $650.00 per $1,000 principal amount at maturity of LYONs using the net proceeds from the issuance of the Notes plus an additional $8.9 million of our available cash. The net loss associated with the repurchase of LYONs is not reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations. Assuming the repurchase occurred on September 1, 2001, the net loss would have been $8.0 million. The net loss consists of the write off of unamortized issuance costs related to the LYONs and a loss on repurchase of the LYONs, including expenses associated with the Tender Offer. Also gives effect to the following adjustment relating to the repurchase (immediately following note (I) is a tabular presentation summarizing the adjustment described in note (I) for each of the periods presented):

          (I) To record reduction of interest expense associated with the repurchase of LYONs. The reduction in interest expense consists of yield-to-maturity of the LYONs of 2.25% and amortization of issuance costs relating to the LYONs.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)



                                                 THREE MONTHS   THREE MONTHS   TWELVE MONTHS
                                    YEAR ENDED      ENDED          ENDED           ENDED
                                    AUGUST 31,   NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,
                                       2002          2002           2001           2002
                                    ----------   ------------   ------------   -------------
                                                         (IN THOUSANDS)
Interest on LYONs.................    $5,573        $1,393         $1,393         $5,573
Amortization of issuance costs....     2,470           618            618          2,470
                                      ------        ------         ------         ------
  Total (note I)..................    $8,043        $2,011         $2,011         $8,043
                                      ======        ======         ======         ======

     (5) In the event the private placement is completed but the Tender Offer for the LYONs is not consummated, we have presented below the decrease in net income resulting from the additional interest we would incur related to the LYONs, which would remain outstanding.


                          THREE MONTHS   THREE MONTHS   TWELVE MONTHS
             YEAR ENDED      ENDED          ENDED           ENDED
             AUGUST 31,   NOVEMBER 30,   NOVEMBER 30,   NOVEMBER 30,
                2002          2002           2001           2002
             ----------   ------------   ------------   -------------
                                  (IN THOUSANDS)
               $5,148        $1,287         $1,287         $5,148
               ======        ======         ======         ======

     2. OTHER HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following information is included in the Offering Circular:

                                                 HISTORICAL(1)
                                               ---------------
                                                 TWELVE MONTHS
                                                     ENDED
                                                 NOVEMBER 30,
                                                 -------------
                                                    2002(2)
                                                 -------------
                                        (IN THOUSANDS, EXCEPT RATIO DATA)
OTHER FINANCIAL DATA:
Cash interest expense(3)...............           $    1,576
Depreciation and
  amortization.........................               33,719
Capital expenditures(4)................               60,976
Backlog(5).............................            5,002,000
EBITDA(6)..............................              206,542
Pro Forma Adjusted
 EBITDA(6) ...........................              220,282
Ratio of Pro Forma Adjusted
 EBITDA to pro forma interest
 expense(7) ...........................                  5.0x
Ratio of total debt as adjusted to Pro
  Forma Adjusted EBITDA................                  2.4x
Ratio of net debt as adjusted to Pro
  Forma Adjusted
  EBITDA(8)............................                  0.9x
Net cash provided by (used
  in) operating
  activities...........................           $  166,766
Net cash provided by (used
  in) investing
  activities...........................             (202,731)
Net cash provided by (used
  in) financing
  activities...........................             (107,474)

                                                                                THREE MONTHS
                                                                   YEAR ENDED      ENDED
                                                                    AUGUST 31,   NOVEMBER 30,
                                                                       2002          2002
                                                                    ----------   ------------
Pro forma ratio of earnings to fixed charges(9)                       3.0x           2.6x

                                           AT NOVEMBER 30,
                                                2002
                                           ---------------
                                           AS ADJUSTED(10)
                                           ---------------
                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Total cash(11).........................      $  415,376
Working capital(12)....................         342,511
Total assets...........................       2,166,773
Total debt.............................         526,702
Shareholders' equity...................         661,170

---------------

 (1) All of the financial information in the table below is historical except for Pro Forma Adjusted EBITDA, the ratio of Pro Forma Adjusted EBITDA to pro forma interest expense, ratio of total debt as adjusted to Pro Forma Adjusted EBITDA, the ratio of net debt as adjusted to Pro Forma Adjusted EBITDA, the pro forma ratio of earnings to fixed charges and the as adjusted balance sheet information.

 (2) The summary historical financial information was derived by adding historical financial information for fiscal 2002 to historical financial information for the three months ended November 30, 2002 and then subtracting historical financial information for the three months ended November 30, 2001.

 (3) Cash interest expense includes capitalized interest.

 (4) Capital expenditures represent cash payments for the purchase of property and equipment.

 (5) We define our backlog in our Integrated EPC Services segment as a "working backlog" that includes projects for which we have received a commitment from our customers. This commitment typically takes the form of a written contract for a specific project, a purchase order, or a specific indication of the amount of time or material we need to make available for a customer's anticipated project. In certain instances the engagement is for a particular product or project for which we estimate revenue, often based on engineering and design specifications that have not been finalized and may be revised over time.

     Our backlog for maintenance work is derived from maintenance contracts, some of which do not specify actual dollar amounts of maintenance work, in which case our backlog is based on estimates of work to be performed in light of such customers' historic maintenance requirements.

     Many of the contracts in backlog provide for cancellation fees in the event the customer were to cancel projects. These cancellation fees usually provide for reimbursement of our out-of-pocket costs and revenue associated with work performed to date. Furthermore, certain Integrated EPC contracts provide that, upon cancellation, we will receive a varying percentage of the profits we would have realized had the contract been completed. In addition to cancellation risks, projects may remain in our backlog for extended periods of time.

     Backlog from our Environmental & Infrastructure segment includes the value of awarded contracts and the estimated value of unfunded work. This unfunded backlog generally represents various federal, state and local government project awards for which the project funding has been partially authorized or awarded by the relevant government authorities, for example, when an authorization or an award has been provided for only the initial year or two of a multi-year project. Because of appropriation limitations in the governmental budget processes, firm funding is usually made for only one year at a time, and, in some cases, for periods less than one year, with the remainder of the years under the contract expressed as a series of one-year options. Amounts included in backlog are based on the contract's total awarded value and our estimates regarding the amount of the award that will ultimately result in the recognition of revenue. These estimates are based on our experience with similar awards and similar customers and average approximately 75% of the total unfunded awards. Estimates are reviewed periodically and appropriate adjustments are made to the amounts included in backlog and in unexercised contract options. Our backlog does not include any awards, funded or unfunded, for work expected to be performed more than 5 years after the date of the financial statements presenting such backlog. The amount of future actual awards may be more or less than our estimates.

     Backlog is not a measure defined in generally accepted accounting principles, or GAAP, and our backlog may not be comparable to the backlog of other companies.

 (6) EBITDA is net income before interest expense, income taxes, depreciation and amortization. In calculating EBITDA, we exclude earnings (losses) from unconsolidated entities, extraordinary items and the cumulative effect of accounting changes. Pro Forma Adjusted EBITDA is EBITDA as adjusted to give effect to certain items that management believes are appropriate to consider in evaluating our ability to meet our future debt service, capital expenditures and working capital requirements. We believe that both EBITDA and Pro Forma Adjusted EBITDA provide useful information for such evaluation. Neither EBITDA nor Pro Forma Adjusted EBITDA is a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, the way we calculate EBITDA and Pro Forma Adjusted EBITDA may not be comparable to the EBITDA or Pro Forma Adjusted EBITDA calculations of other companies. EBITDA and Pro Forma Adjusted EBITDA may not be indicative of historical operating results, and we do not mean for either to be predictive of future results of operations or cash flows. Actual results may differ materially from those reflected in Pro Forma Adjusted EBITDA.

     Pro Forma Adjusted EBITDA has been calculated by determining EBITDA on a pro forma basis for the twelve month period ended November 30, 2002 based on the pro forma financial information for this period set forth under the caption "C. 1. Unaudited Pro Forma Financial Information," above and then adjusted as set forth below to eliminate certain charges and write offs taken by IT Group prior to our acquisition of substantially all of the assets of IT Group in the third quarter of fiscal 2002.

     The calculations for Pro Forma Adjusted EBITDA are set forth below. The explanations for notes (a) - (g) are set forth in note (1) to the Unaudited Pro Forma Condensed Consolidated Statements of Operations set forth above under the caption "C. 1. Unaudited Pro Forma Financial Information."

                                                                 PRO FORMA
                                                            --------------------
                                                            TWELVE MONTHS ENDED
                                                             NOVEMBER 30, 2002
                                                            --------------------
                                                               (IN THOUSANDS)
Loss before income taxes.................................        $(136,645)
  Interest expense.......................................           44,352
  Depreciation and amortization..........................           35,025
                                                                 ---------
EBITDA...................................................          (57,268)
Adjustments:
  Reduction of accounts receivable.......................          203,000(a)
  Employee accruals, write off of assets and other
     charges.............................................           34,200(b)
  Legal, consulting and insurance expenses...............           14,500(c)
  Write off of notes receivable..........................            5,000(d)
  Facilities accrual.....................................           10,200(e)
  Employee utilization...................................            6,000(f)
  Redundant corporate expenses...........................            4,650(g)
                                                                 ---------
          Total adjustments..............................          277,550
                                                                 ---------
Pro Forma Adjusted EBITDA................................        $ 220,282
                                                                 =========

      The foregoing adjustments presented to derive Pro Forma Adjusted EBITDA would not qualify as pro forma adjustments under Regulation S-X under the Securities Act. Accordingly, no pro forma adjustments have been made to exclude the foregoing adjustments in the pro forma consolidated statements of operations set forth above under "C. 1. Unaudited Pro Forma Financial Information."

 (7) Ratio of pro forma Adjusted EBITDA to pro forma interest expense of $44.4 million gives effect to the net increase in interest expense resulting from the issuance of the Notes and the anticipated use of the net proceeds of the private placement of the Notes, assuming the valid tender in the Tender Offer of a sufficient amount of LYONs at $650.00 per $1,000 principal amount at maturity. Also gives effect to the use of $8.9 million of cash available to us prior to the completion of the private placement of the Notes to repurchase LYONs in the Tender Offer at the assumed purchase price. If no LYONs are tendered in the Tender Offer, the ratio of Pro Forma Adjusted EBITDA to pro forma interest expense would be 4.2x.

 (8) Net debt as adjusted represents total debt as adjusted less cash, cash equivalents and marketable securities. Net debt as adjusted has not been reduced by $96.5 million of escrowed cash which secures a performance bond on an international project.

 (9) Pro forma ratio of earnings to fixed charges gives effect to the net increase in interest expense resulting from the issuance of the Notes and the anticipated use of the net proceeds of the private placement of the Notes, assuming the valid tender in the Tender Offer of a sufficient amount of LYONs at $650.00 per $1,000 principal amount at maturity. See introduction to "C.1 Unaudited Pro Forma Financial Information."

(10) Gives effect to the issuance of the Notes and the anticipated use of the net proceeds of the private placement of the Notes, assuming the valid tender in the Tender Offer of a sufficient amount of LYONs at $650.00 per $1,000 principal amount at maturity. Also gives effect to the use of $8.9 million of cash available to us prior to the completion of the private placement of the Notes to repurchase LYONs in the Tender Offer at the assumed purchase price and the use of $3.5 million of cash available to us prior to the completion of the private placement of the Notes to pay certain fees and expenses in connection with the Tender Offer.

(11) Includes cash, cash equivalents and marketable securities. Cash also includes $96.5 million of escrowed cash which secures a performance bond on an international project.

(12) Working capital represents current assets less current liabilities.

     3. CAPITALIZATION

     The following table sets forth our cash, marketable securities and capitalization at November 30, 2002 as adjusted to give effect to the issuance of the Notes and the anticipated use of the proceeds of the private placement of the Notes, assuming the valid tender is the Tender Offer of a sufficient amount of LYONs at $650.00 per $1,000 principal amount at maturity. There can be no assurance that holders of LYONs will tender any LYONs in the Tender Offer.


                                         AT NOVEMBER 30, 2002
                                         --------------------
                                             AS ADJUSTED
                                         --------------------
                                        (DOLLARS IN THOUSANDS)
Cash and cash equivalents.............   $            264,204(1)
                                         ====================
Escrowed cash(2)......................   $             96,500
                                         ====================
Marketable securities,
  held to maturity....................   $             54,672
                                         ====================
Short-term borrowings and current
  maturities of long-term debt:
     Short-term borrowings (revolving
       lines of credit)(3)............   $                 --
     Current maturities of long-term
       debt(4)........................                  5,202
                                         --------------------
       Total short-term borrowings and
        current maturities of
        long-term debt................                  5,202
                                         --------------------
Long-term debt, excluding current
  portion(4):
     Revolving credit facility(3).....                     --
     Other long-term debt.............                  3,019
     LYONs, with early repurchase
       options by holders.............                268,481
     Notes offered hereby, net of
       original issue discount of
       $3.029 million.................                250,000
                                         --------------------
       Total long-term debt...........                521,500
                                         --------------------
Shareholders' equity:
     Preferred stock, no par value;
       20,000,000 shares authorized;
       no shares issued and
       outstanding....................                     --
     Common stock, no par value;
      200,000,000 shares authorized;
      shares issued and 37,732,416
      outstanding(5)..................                494,838
Retained earnings.....................                280,586
Accumulated other comprehensive income
  (loss)..............................                (14,341)
Treasury stock, 5,331,655  shares.....                (99,913)
                                         --------------------
       Total shareholders' equity.....                661,170
                                         --------------------
          Total capitalization........   $          1,187,872
                                         ====================

---------------

(1) Gives effect to the use of $8.9 million of cash available to us prior to the completion of the private placement of the Notes to repurchase LYONs at the assumed purchase price in the Tender Offer and $3.5 million of cash available prior to the completion of the private placement of the Notes to pay certain fees and expenses in connection with the Tender Offer.

(2) Represents cash in escrow which secures a performance bond on an international project.

(3) At November 30, 2002, we had approximately $173.2 million in letters of credit outstanding. No revolving credit loans were outstanding under our credit facilities at November 30, 2002.

(4) Includes obligations under capital leases.

(5) Does not include 6,545,723 shares reserved for issuance under our stock option plans. As of November 30, 2002, options to purchase 4,502,014 shares at a weighted average exercise price of $17.81 had been issued.

     4. OTHER INFORMATION

     (a) The following statements are included in the Offering Circular:

     For the last nine months of fiscal 2003, we project that we will realize negative free cash flow of between $55.0 million and $75.0 million. For fiscal 2004, we expect to generate between $90.0 million and $110.0 million of free cash flow which would be sufficient for us to repurchase in cash any outstanding LYONs that are submitted to us for repurchase on May 1, 2004 (assuming that we use all of the net proceeds of this offering to repurchase LYONs in the Tender Offer). We determine free cash flow by subtracting from our projected EBITDA the projected amounts of cash used to pay taxes and interest expenses, to fund changes in working capital and to fund capital expenditures.

     (b) The following statements are included in the Offering Circular and provide disclosure about the legal proceedings relating to our current projects with PG&E National Energy Group ("NEG"):

     On December 13, 2002, we filed suit in the U.S. District Court in Delaware seeking a declaration that NEG has repudiated the contracts and that we are entitled to adequate assurances of performance under these contracts, including adequate assurance of payment. The suit further requests that, in the event adequate assurance is not provided, we be relieved of our obligation to complete the EPC services on these projects. In addition, we have provided a notice of default under the agreements to NEG and its lenders, and of our right to terminate the contracts, unless adequate assurance of payment under the contracts can be made. If we exercise our rights to terminate, we could be subject to claims for damages for breach of contract by NEG or its lenders, which claims for damages could include the cost of third parties to complete the projects. Such claims for damages could exceed our own estimates of the cost to complete such projects. In such an event, any such claims by NEG or its lenders would likely be determined in any legal proceeding in which our claims against NEG would be determined.

     (c) The following statements are included in the Offering Circular and are substantially identical to the statements included in the Current Report on 8-K filed by the Company on February 27, 2003, except for certain updates based on the negotiations with the Company's lenders in connection with the Amended Credit Facility.

(i) OUR REPURCHASE OBLIGATIONS UNDER THE LYONS COULD RESULT IN ADVERSE CONSEQUENCES.

     In May 2001, we issued $790.0 million aggregate principal amount at maturity of 20-year, zero-coupon, unsecured, convertible debt Liquid Yield Option(TM) Notes, or LYONs. The LYONs were issued on an original issue discount basis of $639.23 per $1,000 maturity value of the LYONs. On May 1 of 2004, 2006, 2011 and 2016, holders of LYONs may require us to purchase all or a portion of the LYONs at their accreted value (the original issue price of LYONs increases by 2.25% per year). At May 1, 2004, the accreted value of the LYONs will be $683.61 per $1,000 maturity value and the aggregate accreted value of the LYONs will be $540.0 million (or $277.1 million after giving effect to the anticipated repurchase of $384.6 million aggregate principal amount at maturity of LYONs in the Tender Offer). The effective conversion price of the LYONs into our common stock is $77.03 per share and the closing price of our common stock on the New York Stock Exchange on March 11, 2003 was $9.01 per share. Unless our common stock price increases to a price in excess of $77.03 per share, we anticipate that a substantial portion, and perhaps all, of the LYONs will be submitted for repurchase as early as May 1, 2004. In the event that holders of LYONs require us to repurchase the LYONs on any of these dates, we may, subject to certain conditions, choose to redeem the LYONs in cash or in shares of our common stock, or in a combination of both. If we elect to issue our common stock, the value of the common stock would be determined by reference to the current market value of our common stock at the time of each repurchase. Unless our common stock price increases significantly, we anticipate that we would fund all or substantially all of this repurchase obligation with cash. Assuming that we purchase $384.6 million aggregate principal amount at maturity of LYONs in our recently announced Tender Offer for the LYONs and assuming that our cash flow from operations through the repurchase date meets our reported projections, we anticipate that we would have sufficient cash resources to repurchase up to the remaining $277.1 million in accreted value of the LYONs with cash on May 1, 2004. However, if we elect to fund all or substantially all of this repurchase obligation with cash, we will substantially reduce our available cash resources or other forms of liquidity. This could have the effect of restricting our ability to fund new acquisitions or to meet other future working capital needs, as well as increasing our costs of borrowing. We may seek to refinance or restructure our obligations under the LYONs, including the incurrence of additional borrowings, but we may not be successful in doing so or the refinancing or restructuring may result in terms less favorable to us and the holders of the notes than the terms of the LYONs. Our Amended Credit Facility will permit us to repurchase LYONs as long as, after giving effect to the purchase, we have the ability to borrow up to $50.0 million under that facility and that we have designated amounts of cash and cash equivalents. Prior to May 1, 2004, cash and cash equivalent amounts must be not less than $100.0 million and thereafter not less than $75.0 million. Under our Amended Credit Facility, cash and cash equivalents for purposes of this test consist of those sums not otherwise pledged or escrowed under our Amended Credit Facility and are reduced by amounts borrowed under our Amended Credit Facility. In addition, regardless of whether we meet these tests, our Amended Credit Facility will permit us to use up to $10.0 million to repurchase LYONs.

(ii) DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK-AMENDED CREDIT
FACILITY

     The Amended Credit Facility will contain certain financial covenants, including a leverage ratio (which will become more restrictive over time) and a minimum fixed charge coverage ratio, which require us to achieve levels of defined net worth and EBITDA and which limit our capital expenditures. The Amended Credit Facility will also contain customary restrictions upon acquisitions, sales of assets, payment of dividends, mergers, sales of accounts, redemptions or repurchases of stock, transactions with stockholders and affiliates, liens, capital expenditures, capital leases, negative pledges, sale-leaseback transactions, indebtedness, contingent obligations, investments, acquisitions and joint ventures. The Amended Credit Facility will also prohibit, without the consent of the lenders, prepayments of the notes and amendments to the terms of the notes. The Amended Credit Facility will include customary events of default, including a defined "change of control." The Amended Credit Facility will permit us to repurchase LYONs as long as, after giving effect to the purchase, we have the ability to borrow up to $50.0 million under that facility and we have designated amounts of cash and cash equivalents. Prior to May 1, 2004, cash and cash equivalent amounts must be not less than $100.0 million and thereafter not less than $75.0 million. Under our Amended Credit Facility, cash and cash equivalents for purposes of this test consist of those sums not otherwise pledged or escrowed under our Amended Credit Facility and are reduced by amounts borrowed under our Amended Credit Facility. In addition, regardless of whether we meet these tests, our Amended Credit Facility will permit us to use up to $10.0 million to repurchase LYONs. Borrowings under the Amended Credit Facility are subject to numerous conditions.

D. SUPPLEMENTAL INFORMATION

The following information was used by senior executives of the Company in making presentations to small groups of prospective investors. The information is substantially identical to the information in the Current Report on Form 8-K filed by the Company on February 28, 2003, except for certain corrections made to the information presented under subsection 2 of this Section D.

For purposes of the information set forth below, references to "we," "us" and "our" refer to the Company and its subsidiaries, including the operations of businesses that we acquired prior to the date of acquisition. For purposes of the information set forth below, our business segments are presented as follows:
(1) engineering, procurement, construction and maintenance services (EPC&M), (2) environmental and infrastructure services (E&I) and (3) pipe fabrication, manufacturing and distribution services (FM&D).

         1.       HISTORICAL INFORMATION

                  (a) At November 30, 2002, our approximately $5.0 billion of backlog consisted of $2.5 billion for the EPC&M segment, $2.3 billion for the E&I segment and $0.2 billion for the FM&D segment. At that date, E&I segment backlog was comprised of approximately $1.6 billion for environmental services, $484 million for infrastructure services and $158 million for other E&I services.

                  (b) At November 30, 2002, our backlog by customer type consisted of approximately $2.9 billion in private customers, $2.0 billion in federal government customers and $79 million in state and local government customers.

                  (c) We expect to complete approximately 47% of our November 30, 2002 backlog in the 12 months following November 30, 2002, 20% of that backlog between 13 and 24 months after November 30, 2002 and the remaining 33% of that backlog more than 24 months after November 30, 2002.

                  (d) The following table sets forth certain information relating to our ten largest contracts, in terms of backlog, at November 30, 2002:

        ========================================================================================================================
                                                            CUSTOMER                                    BACKLOG
                                                            UNSECURED                                   11/30/02      EXPECTED
         COMPANY                          CONTRACT TYPE   CREDIT RATING        SERVICES CONTRACTED       ($ MM)      COMPLETION
        ------------------------------------------------------------------------------------------------------------------------
          1. TVA - Browns Ferry Unit 1      Cost-plus          AAA           Nuclear Restart              $  444        2007

          2. TVA                            Cost-plus          AAA           Nuclear Maintenance             364        2010

          3. BASF - SINOPEC                 Negotiated         BBB           Ethylene Plant EPC              296        2005
                                            Fixed-plus

          4. FP&L - Marcus Hook             Cost-plus           A            Fossil-Fuel EPC                 212        2004

          5. Exelon                         Cost-plus          BBB+          Nuclear Maintenance             204        2007

          6. Keyspan - Ravenswood           Cost-plus           A            Fossil-Fuel EPC                 176        2004

          7. USACE Omaha TERC               Cost-plus     U.S. Government    Environmental Remediation       156        2006

          8. USACE KC TERC                  Cost-plus     U.S. Government    Environmental Remediation       134        2008

          9. USACE SAD TERC                 Cost-plus     U.S. Government    Environmental Remediation       123        2006

         10. Navy - EFA West RAC II         Cost-plus     U.S. Government    Environmental Remediation       115        2005
        ------------------------------------------------------------------------------------------------------------------------
                                                                             TOTAL                        $2,224

                                                                             % OF BACKLOG                   44%
        ------------------------------------------------------------------------------------------------------------------------

                  (e) The following table sets forth our percentage of backlog at November 30, 2002 by end market for the type of contract indicated:

                Cost-Plus Contract              Fixed Price Contract                    Unit Price Contract
         ------------------------------------------------------------------------------------------------------
          End Market        Percentage        End             Percentage             End           Percentage
                            of Backlog       Market           of Backlog            Market         of Backlog
         ------------------------------------------------------------------------------------------------------
          Power/Process        42%         E&I                      9%          Pipe Fabrication         4%
         ------------------------------------------------------------------------------------------------------
          E&I                  35%         BASF - SINOPEC           6%          E&I                      1%
         ------------------------------------------------------------------------------------------------------
                                           Pipe
                                           Fabrication              1%          Construction             1%
         ------------------------------------------------------------------------------------------------------
                                           Other                    1%
         ------------------------------------------------------------------------------------------------------
          Total                77%         Total                   17%          Total                    6%
         ------------------------------------------------------------------------------------------------------

                  (f) Approximately $1.9 billion to $2.1 billion of our annual revenue and approximately $130 million to $160 million of our annual earnings before interest, taxes, depreciation and amortization ("EBITDA") are generated from what we believe to be stable, predictable revenue streams. The following table sets forth additional detail about this recurring revenue and EBITDA as it relates to our business segments:

         ($ in millions)
         ===================================================================================
                     SEGMENT                                 REVENUE              EBITDA
         -----------------------------------------------------------------------------------
         E&I                                            $1,250  -  $1,350      $ 90  -  $100

         EPC&M:

             Maintenance -- Nuclear                        205  -     235

             Maintenance -- Petrochemical                   95  -     105

             Consulting                                     50  -      75
         -----------------------------------------------------------------------------------
                Total EPC&M                             $  350  -  $  415      $ 10  -  $ 20

         FM&D                                              275  -     325        30  -    40
         -----------------------------------------------------------------------------------
             TOTAL                                      $1,875  -  $2,090      $130  -  $160
         -----------------------------------------------------------------------------------

                  (g) We have a proven record of acquiring companies at conservative EBITDA multiples. We acquired substantially all of the assets and businesses of Stone & Webster, Inc. in July 2000 and of The IT Group, Inc. in May 2002 at multiples of adjusted EBITDA of 1.4x and 1.7x, respectively. For purposes of determining these multiples, the purchase price for the acquired assets and businesses includes transaction costs and is net of proceeds of the sale of a major asset, in the case of Stone & Webster, Inc., and of debtor-in-possession financing that we provided to The IT Group, Inc., in the case of The IT Group, Inc. Adjusted EBITDA means the historical EBITDA of the assets and businesses acquired adjusted for major non-recurring items.

         2.       FISCAL 2003 AND FISCAL 2004 GUIDANCE

                  (a) On February 26, 2003, we issued a press release providing guidance on our fiscal 2003 and fiscal 2004 operating performance. In that press release, we announced that we expect to generate revenues of $3.1 billion to $3.3 billion for fiscal 2003 and revenues of $2.4 billion to $2.8 billion for fiscal 2004. We announced also that we expect EBITDA to range between $160 million and $170 million in fiscal 2003 and between $175 million and $190 million in fiscal 2004.

                  (b) The following sets forth certain information regarding certain contingencies in the domestic power market engineering, construction and procurement projects indicated:

         ($ in millions)
         ========================================================================================
                                                                      ASSUMED TIMING OF
                                                                      RECOVERY BASED ON
                                                                     MANAGEMENT GUIDANCE
                                             ESTIMATED %       ---------------------------------
                                             COMPLETE(1)           THROUGH             POST-
         PROJECT(S)            COMPANY      AS OF 11/30/02      FISCAL 2004(2)      FISCAL 2004
         ----------------------------------------------------------------------------------------
         WOLF HOLLOW             AES             87%                  $0                $27

         COVERT & HARQUAHALA     NEG             85%                 $30                $25

         PIKE                    NRG          Discontinued           $30                $45
         ----------------------------------------------------------------------------------------

         (1) Based on total estimated cost to completion.
         (2) Fiscal year ending August 31.

         Management expects to fully recover all costs to be incurred on these projects.

                  (c) In the press release referred to above, we also announced our expectations for our cash flow for fiscal 2003 and fiscal 2004. The following table sets forth additional detail about those projections for each of the periods presented:

         ($ in millions)
         =====================================================================================================
                                                                     Q2 - Q4 2003            FULL YEAR 2004
                                                      LTM        --------------------     --------------------
                                                   11/30/2002    LOW-END     HIGH-END     LOW-END     HIGH-END
         -----------------------------------------------------------------------------------------------------
         EBITDA                                      $207         $ 115   -   $ 125        $175    -    $190

         Less: Cash Taxes                              (8)               (6)                      (10)

         Less: Cash Interest                           (1)               (10)                     (22)

         Less: Working Capital                         (6)         (152)  -    (142)       (33)    -     (28)

         Less: Capital Expenditures                   (61)               (22)                     (20)
         -----------------------------------------------------------------------------------------------------
            FREE CASH FLOW                           $130         $ (75)  -   $ (55)       $ 90    -    $110

                                                   PRO FORMA
                                                   ---------
         Net Debt(1)                                 $105         $ 180   -   $ 160        $ 90    -    $ 50

         Net Debt(1)/EBITDA                           0.5x          1.1x  -     0.9x        0.5x   -     0.3x
         -----------------------------------------------------------------------------------------------------

         (1) Includes approximately $97 million of restricted cash in connection with BASF-SINOPEC project.

                  (d) On February 27, 2003, we filed a Current Report on Form 8-K containing elective disclosure for purposes of Regulation FD that updated the risk factor in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 entitled, "The Company's repurchase obligations under its zero-coupon, unsecured, convertible notes due 2021 (LYONs) could result in adverse consequences." Set forth below is additional information regarding our expected cash availability at and immediately after May 1, 2004, assuming that we repurchase the maximum principal amount of LYONs that we offered to purchase for cash in the tender offer that we announced on February 26, 2003 and that all LYONs outstanding thereafter are submitted to us for repurchase on May 1, 2004:

         ($ in millions)
         ===================================================================================

         -----------------------------------------------------------------------------------
         Unrestricted Cash and Equivalents at 11/30/02                                 $ 331

         (+) Net Proceeds of Proposed Senior Notes(1)                                    238

         (+) Conversion of BASF Restricted Cash(2)                                        97

         (-) LYONs Tendered(3)                                                          (250)

         (+) Estimated Free Cash Flow Dec. - Aug. 2003                                   (65)

         (+) Estimated Free Cash Flow Sept. 2003 - Apr. 2004                              70
         -----------------------------------------------------------------------------------
         ESTIMATED CASH AVAILABLE TO SATISFY LYONs PUT                                 $ 420
         -----------------------------------------------------------------------------------
         (-) LYONs Remaining at May 2004(4)                                            $(268)
         -----------------------------------------------------------------------------------
         ESTIMATED REMAINING CASH                                                      $ 152
         -----------------------------------------------------------------------------------
         (+) Anticipated Availability Under Revolver(5)                                $ 120
         -----------------------------------------------------------------------------------
         LIQUIDITY FOR OPERATIONS POST-PUT                                             $ 272
         -----------------------------------------------------------------------------------

         (1) Net of discount to initial purchasers on the senior notes and estimated fees and expenses of the private placement of the senior notes and the tender offer.

         (2) Assumes that approximately $60 million of restricted cash is released by May 2004 put date and that remaining $27 million is posted against the amended credit facility as a letter of credit.

         (3) Represents $385 million in aggregate face amount of LYONs assumed to be tendered in the tender offer and purchased by us for an aggregate purchase price of $250 million.

         (4) Represents satisfaction of remaining $405 million aggregate face amount of LYONs outstanding after the tender offer for $268 million.

         (5) Assumes outstanding balances on letters of credit of approximately $130 million at May 2004.

         3.       Amended Credit Facility

         On February 26, 2003, we issued a press release announcing that we had received commitments from our lenders to amend our existing senior secured credit facility to extend the term to three years from the date of the closing of the amended credit facility and to provide for borrowing capacity, including letters of credit, of $250 million. We also announced that we expect the closing of the amendment and extension of our existing credit facility to occur concurrently with the closing of our proposed private placement of senior notes that we also announced on February 26, 2003. The following is a summary of some of the expected terms of our amended and restated senior secured credit facility at the time of the presentations to the small groups of prospective investors described in the introduction to this Section D.:

SENIOR SECURED CREDIT FACILITY
($ in millions)
============================================================================================

--------------------------------------------------------------------------------------------
Size                                                                               $250 MM

Spread(1)                                                                          L + 250

Maturity                                                                        March 2006

Expected Closing                        Simultaneously with proposed senior notes offering

Key Covenants:
--------------

     Minimum EBITDA                                                                $135 MM

     Total Leverage:
          Through 5/31/04                                                            3.50x
          Thereafter                                                                 2.75x

     Fixed Charge Coverage                                                           2.00x

--------------------------------------------------------------------------------------------

(1) Contingent on ratings from S&P & Moody's.

E.  FORWARD LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this Current Report on Form 8-K that are not historical facts (including without limitation statements to the effect that we "believe," "expect," "anticipate," "plan," "intend" or "foresee," and other similar expressions) are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by us. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions. They are subject to change based upon various factors, including but not limited to the following risks and uncertainties:

         o   changes in the demand for our products and services;

         o changes in general economic conditions, and, specifically, changes in the rate of economic growth in the United States and other major international economies;

         o the presence of competitors with greater financial resources and the impact of competitive products, services and pricing;

         o the cyclical nature of the individual markets in which our customers operate;

         o the financial strength of our customers and their ability to make scheduled payments on their contracts with us;

         o changes in investment by the energy, power and environmental and infrastructure industries;

         o the availability of qualified engineers, professional staff and craft labor needed to execute contracts;

         o   the uncertain timing of awards and contracts;

         o the funding of backlog, including government budget constraints, cost overruns on fixed or unit priced contracts;

         o cost overruns which negatively affect fees to be earned or cost variances to shared on cost-plus contracts;

         o changes in laws and regulations and in trade, monetary and fiscal policies worldwide;

         o   currency fluctuations;

         o the effect of our policies, including but not limited to the amount and rate of growth of our expenses;

         o   the continued availability to us of adequate funding sources;

         o delays or difficulties in the production, delivery or installation of products and the provision of services, including in the ability to recover for changed conditions;

         o   our ability to successfully integrate acquisitions;

         o the protection and validity of patents and other intellectual property; and

         o   various other legal, regulatory and litigation risks.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this Current Report on Form 8-K whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Section 14 - "Certain Significant Considerations" of the Offer to Purchase filed as an exhibit to our Schedule TO filed with the SEC on February 26, 2003 relating to the Tender Offer and the "Risk Factors" described in Item 7. - "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Annual Report on Form 10-K for the fiscal year ended August 31, 2002.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE SHAW GROUP INC.
                                        (Registrant)


Date: March 14, 2003                     /s/ GARY P. GRAPHIA
                                        ----------------------------------------
                                        Gary P. Graphia
                                        Secretary and General Counsel